UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016

PRESBIA PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36824	98-1162329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120/121 Baggot Street Lower

Dublin 2 Ireland

(Address of Principal Executive Offices)(Zip Code)

+353 (1) 659 9446

Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2016, Presbia PLC (the “Company”) approved a form of restricted stock unit (“RSU”) agreement for use under, and subject to the terms of, the Presbia PLC Incentive Plan (the “Plan”), which plan was previously approved by the Company’s shareholders. The form of RSU agreement will be used to evidence grants of RSUs to be made to directors, officers, including the Company’s named executive officers, employees and other eligible service providers of the Company in accordance with the terms of the Plan. The Company intends to settle the vested RSUs in ordinary shares, par value U.S. $0.001 (the “Ordinary Shares”) of the Company. The RSUs will vest in increments of 20% if certain specified stock price thresholds are achieved and maintained for twenty consecutive trading days; provided, however, that in no event shall such Ordinary Shares vest on a date prior to first annual anniversary of the date of grant or after the recipient’s termination of employment or service with the Company. The RSUs have a seven year term and will vest in full upon a change of control, as defined in the RSU agreement. If dividends are distributed to shareholders, a number of dividend equivalent units will be credited to outstanding RSUs equal to the dollar amount of dividends that would have been paid with respect to the RSUs as of the dividend record date had they been Ordinary Shares, divided by the closing price of an Ordinary Share on that date. Dividend equivalent units vest at the same times as the RSUs to which they relate vest.

On April 28, 2016, the Company authorized the issuance an aggregate of 682,500 RSUs to its employees, including certain named executive officers. Todd Cooper, the Company’s Chief Executive Officer, and Vladimir Feingold, the Company’s Chief Technology Officer, received 75,000 and 60,000 RSUs, respectively. Each of the RSU awards are subject to the terms and conditions set forth in the Company’s form of RSU agreement, which is filed hereto as Exhibit 10.1.

The foregoing description of the RSU agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of RSU agreement, which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit

10.1 Form of Restricted Stock Unit Agreement under Presbia PLC Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESBIA PLC

By:	/s/ Richard Fogarty
Name:	Richard Fogarty
Title:	Chief Accounting Officer

Dated:    May 2, 2016